Select Comfort Appoints Chief Marketing Officer

MINNEAPOLIS - (January 6, 2014) - Select Comfort announced today that Kevin Brown,
Sleep Number® setting 35, is joining the company’s senior leadership team as senior vice president and chief marketing officer. In this role, Brown will lead the organization in refinement and implementation of a marketing strategy and a media formula that will further unleash the company’s growth potential and support the company’s vision to become one of the world’s most beloved brands by delivering an unparalleled sleep experience.

“Kevin brings a history of proven leadership in consumer products, retail brand marketing and business development that fits well with our unique vertical business model and strong Sleep Number brand experience,” said Shelly Ibach, president and CEO, Select Comfort. “We look forward to integrating Kevin’s consumer focused marketing expertise and strategic business orientation across our consumer touch-points - from digital to store experience.”

Brown joins the company with more than 20 years of extensive marketing leadership experience in retail, consumer durables and business development consulting. Most recently, he served as group vice president and chief marketing officer for privately-owned retailer Meijer, Inc. Brown previously held executive marketing roles at Sears Holding Corporation, Jo-Ann Stores as well as Accenture.
About Select Comfort Corporation
Select Comfort Corporation is leading the industry in delivering an unparalleled sleep experience by offering consumers high-quality, innovative and individualized sleep solutions and services, which include a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, marketer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further individualization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of the 423 Sleep Number stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

Media Contact: Becky Dvorak, (763) 551-6862; becky.dvorak@selectcomfort.com

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